March 9, 2020

Investcorp Credit Management BDC, Inc.

290 Park Ave, 39th Floor

New York, New York 10017

Attention: Michael C. Mauer

Re: Second Mutual Purchase Agreement Waiver and Agreement

Dear Mr. Mauer:

Reference is made to the Stock Purchase and Transaction Agreement, dated as of June 26, 2019 (the “Purchase Agreement”), as well as the Mutual Purchase Agreement Waiver and Agreement, dated as of August 28, 2019 (“First Waiver Agreement”), by and between Investcorp Credit Management BDC Inc. (f/k/a CM Finance Inc), a Maryland corporation (the “Company”), and Investcorp BDC Holdings Limited, a company organized under the laws of the Cayman Islands (“Buyer”). Each capitalized term used but not defined herein shall have the meaning ascribed to it in the Purchase Agreement.

Pursuant to Section 2.04(b)(iii) of the Purchase Agreement, , as supplemented by the First Waiver Agreement, the Buyer shall identify a Person to recommend to the Nominating and Corporate Governance Committee (the “NCG Committee”) of the Company’s Board of Directors (the “Company Board”) for the NCG Committee’s consideration as a replacement Director for Keith Lee, a current a member of the Company Board. Mr. Lee has previously indicated his intention to resign from the Company Board upon the NCG Committee identifying a suitable replacement and effective upon the Company’s Board approval of the replacement director (“Designated Director”).

Prior to the date hereof, Buyer has identified and recommended Lee Shaiman as the Designated Director.

Pursuant to the First Waiver Agreement, the Buyer and the Company have previously agreed the Buyer shall be entitled to the right to designate the Designated Director during the period from the Initial Closing Date until March 31, 2020, which may be extended as necessary, but not to exceed the first anniversary of the Initial Closing Date.

By executing this letter agreement, subject to the other agreements contained herein, (a) the Company hereby agrees to extend the period as agreed between the parties in the First Waiver Agreement for Buyer’s obligation pursuant to Section 2.04(b)(iii) of the Purchase Agreement to identify a second Designated Director prior to the Initial Closing Date and (b) Buyer hereby waives the obligations of the Company Board pursuant to Sections 2.04(b)(i)-(ii) of the Purchase Agreement to take all actions for Keith Lee resign as a member of the Company Board.

In furtherance of the foregoing, the Company and Buyer hereby acknowledge and agree that:

(a) Buyer shall have the right to designate the Designated Director during the period from the Initial Closing Date until May 31, 2020 ; provided, that if by May 31, 2020 the Designated Director has not been elected to the Company Board and the NCG Committee has rejected one or more proposed Designated Director pursuant to Section 2.04(c) of the Purchase Agreement, then such date shall be extended for such period of time as may be necessary for Buyer to propose a qualified Designated Director, but in any event not beyond the first anniversary of the Initial Closing Date; and

(b) the Company Board shall, subject to Section 2.04(c) of the Purchase Agreement, take all action necessary so that the Designated Director is recommended by the NCG Committee to the Company Board for approval and subsequently approved by the Company Board as promptly as practicable after the date such Person is designated by Buyer, but, in any event, no later than May 31, 2020 and otherwise in accordance with Section 2.04(b)(iii) of the Purchase Agreement.

The parties hereto are not waiving, and nothing contained herein shall be deemed a waiver of, any other terms or provisions of the Purchase Agreement. Except as expressly provided hereby, the Purchase Agreement shall continue in full force and effect in accordance with its terms and nothing herein shall affect, or be deemed to be a waiver of, the other terms and provisions of the Purchase Agreement.

This letter agreement shall be subject to the provisions set forth in Sections 12.01, 12.03, 12.06, 12.07, 12.08, 12.09, 12.10 and 12.12 of the Purchase Agreement, and such provisions are incorporated herein by reference, mutatis mutandis.

If the foregoing is acceptable, please execute this letter in the space provided below. Upon mutual execution of this letter it will become binding and effective upon the Company and Buyer.

[Signature Page Follows]

Very truly yours,

INVESTCORP BDC HOLDINGS LIMITED

By: /s/ Bonnie Willkom

Name:    The Director Ltd. by Bonnie Willkom

Title: Authorized Representative

[Signature Page to Letter Agreement]

Accepted and Agreed:

Investcorp Credit Management BDC, Inc.

By: /s/ Michael C. Mauer

Name: Michael C. Mauer

Title: Chairman of the Board and

          Chief Executive Officer